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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Eco Soil Systems, Inc. for the registration of 4,814,909 shares of its common stock and to the incorporation by reference therein of our report dated March 3, 2000, except for the last five paragraphs of Note 11, as to which the date is April 12, 2000, with respect to the consolidated financial statements of Eco Soil Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                           ERNST & YOUNG LLP


San Diego, California
April 19, 2000